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                                                            EXHIBIT 99.1


                       REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Shareholders of
Serv-Tech, Inc.

We have audited the consolidated statements of operations, changes in stockholders' equity and cash flows of Serv-Tech, Inc. for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and the cash flows of Serv-Tech, Inc. for the year ended December 31, 1994, in conformity with generally accepted accounting principles.



                                                COOPERS & LYBRAND L.L.P.

Houston, Texas
February 17, 1995